Exhibit 7

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Class A Common Stock, $0.01 par value, of Ranger Energy Services, Inc. dated as of the date hereof is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(a) under the Securities Exchange Act of 1934, as amended, provided the only Reporting Persons in any such Schedule 13D or amendment thereto comprises the undersigned.

Dated: November 19, 2019

Bayou Well Holdings Company, LLC

By:	/s/ Brett T. Agee
Name: Brett T. Agee
Title: President and Chief Executive Officer

Richard E. Agee

/s/ Richard E. Agee
Richard E. Agee

Brett T. Agee

/s/ Brett T. Agee
Brett T. Agee